EQUIPMENT LEASE AGREEMENT

THIS EQUIPMENT LEASE AGREEMENT (“Lease”) is entered into as of November 15, 2017 (“Effective Date”), by and between Point Financial, Inc., an Arizona corporation, having its principal place of business at 3318 East Kachina Drive, Phoenix, Arizona 85044 (“Lessor”) and MagneGas Corporation, a Delaware corporation, having its principal place of business at 11885 44th Street North, Clearwater, Florida 33762 (“Lessee”).

1. LEASE

Lessor agrees to lease to Lessee and Lessee agrees to lease from Lessor such equipment (“Equipment”) as is described on one or more equipment schedules from time to time attached to this Lease (“Relevant Schedules”). The Relevant Schedules will be in a form substantially similar to that contained in Exhibit “A” attached. The lease of the Equipment will be upon the terms and conditions contained herein and in the Relevant Schedules. This Lease, the Relevant Schedules, Security Agreements, Certificates and all ancilliary documents hereto are collectively referred to as the “Transaction Documents”.

2. TERM

Upon delivery of the Equipment, Lessee shall inspect the Equipment, and if it is found to be in good order, shall execute and deliver to Lessor a Certificate of Acceptance in the form attached as Exhibit “B”. All items of Equipment listed on such Certificate of Acceptance shall be deemed accepted by Lessee and shall be deemed to conform to this Lease. The “Installation Date” means the actual date of installation as determined in accordance with the manufacturer’s or installer’s records. If a conflict arises between the date of acceptance set forth on the Certificate of Acceptance and the Installation Date, then the date of acceptance shall be deemed to be the Installation Date. The “Commencement Date” means, where the Installation Date for the item of Equipment last to be installed falls on the first day of the month, that date, or, in any other case, the first day of the month following the month in which the item of Equipment last to be installed is installed. The Lease term shall commence on the Commencement Date, and shall continue for a noncancelable term ending that number of months from the Commencement Date as is specified on the Relevant Schedules (the “Initial Period”). The “Initial Period” shall be calculated from the first day of the calendar month following the month of the Installation Date. Thereafter, the term of this Lease for all such Equipment shall be automatically extended on a 30-day basis (after the Initial Period constituting a “Successive Period”) unless and until terminated by either party giving to the other not less than sixty (60) days prior written notice. Any such termination shall be effective only on the last day of the Initial Period, or on the last day of any Successive Period.

3. CHARGES

(a) Lessee shall pay to Lessor as rent (“Rent”) for each item of Equipment, the following:

(i) As stated on the attached Relevant Schedule Exhibit A.

(ii) Payments are due electronically by automatic debit through Automated Clearing House (ACH) on or before the first day of each month. Lessee agrees to fill out and execute the electronic funds transfer/automatic debt Authorization form that Lessor provides. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Lessor will receive the entire amount of any Rent payable under this Agreement, regardless of the source of payment.

(b) Lessee shall also pay the following:

(i) On or before the applicable due date, all taxes, however designated, which are levied or imposed by any governmental authority upon the Equipment or its sale, purchase, ownership, use, lease, control or value, including but not limited to, sales or use taxes, personal property taxes, privilege or excise taxes, franchise taxes, ad valorem or value-added taxes, leasing taxes, and stamp taxes, together with any penalties, fines or interest thereon, excluding, however, any income taxes of the Lessor. To the extent permitted by applicable law, Lessee shall prepare (in such manner as will show Lessor’s ownership of Equipment) and timely file all tax returns required in connection with taxes payable by Lessee hereunder, and will provide Lessor with copies thereof. With respect to any such tax return required to be filed by Lessor, Lessee shall notify Lessor of such requirement and furnish Lessor with all forms and information necessary for the proper and timely filing of such return. Lessee shall inform Lessor as to any governmental jurisdiction imposing any of the taxes referred to in this subparagraph, and the amount of such taxes, and, if required by Lessor, evidence of Lessee’s payment thereof.

(ii) On or before the date required by the terms hereof (or upon Lessor’s demand if no such date is specified herein), any other amount which the Lessee is obligated to pay hereunder including without limitation indemnity payments and payments of Stipulated Value at the times and in the amounts comtemplated herein. “Stipulated Value” shall have the meaning defined in the “Stipulated Value Schedule” attached hereto and incorporated herein by reference.

4. NATURE OF LEASE

(a) This Lease is a net lease, and except as otherwise expressly provided herein, Lessee shall be responsible for all costs and expenses of every nature whatsoever arising out of or in connection with or in relation to this Lease or the Equipment.

(b) Lessee’s obligation to pay all amounts required under this Lease and to do and perform each and every other obligation, duty and covenant required of Lessee under this Lease shall be absolute and unconditional and shall not be subject to any abatement, reduction, defense, counterclaim, set-off or recoupment, including without limitation, such arising by reason of any past, present or future claim against Lessor, any assignee of Lessor or the manufacturer or seller of the Equipment, any defect in the Equipment, failure of Lessor to perform any of its obligations hereunder or for any other reason whatsoever.

5. OWNERSHIP OF EQUIPMENT

The Equipment shall at all times remain the property of Lessor (subject to Section 8.2 of that certain Security Agreement, dated as of the date hereof, by and between Lessee and Lessor (the “PFI General — All-Inclusive Security Interest Covering Personal Property”)) and may be removed by Lessor at any time after termination of this Lease, or as otherwise provided in this Lease. If requested by Lessor, Lessee at its expense shall affix tags, decals or plates to the Equipment indicating Lessor’s ownership, which type of tag, decal or plate and location may be specified by Lessor, and Lessee shall not permit their removal or concealment. Lessee shall provide to Lessor any document (including without limitation UCC financing statements and landlord and mortgage waiver) reasonably requested by Lessor for the purpose of evidencing or protecting Lessor’s title and interest in the Equipment. Lessee hereby irrevocably appoints, authorizes, empowers and directs Lessor as its attorney-in-fact (which is a power coupled with an interest) to execute and deliver on behalf of Lessee the UCC financing statements and waivers referred to in the preceding sentence, subject to prior review by Lessee. Lessee shall indemnify and hold harmless Lessor from, and shall at Lessee’s expense, protect and defend Lessor’s title in the Equipment against all claims and liens of Lessee’s creditors and any person or entity claiming by or through Lessee, and Lessee shall keep the Equipment free and clear of all claims, liens and encumbrances.

6. POSSESSION

(a) Notwithstanding any provision of this Lease to the contrary, Lessor warrants to Lessee that Lessee shall be entitled to quiet possession of the Equipment subject to the terms of this Lease so long as Lessee is not in default hereunder, without interference by Lessor, Lessor’s agents or Lessor’s creditors or any other person claiming through, under or against Lessor.

(b) Upon expiration or termination of this Lease, except in the case of termination due to Lessee having purchased the Equipment from Lessor pursuant to that certain Purchase Put Agreement entered into on a date even herewith, Lessee shall return the Equipment to Lessor (subject to Section 8.2 of the Security Agreement), or to such other location as is hereafter designated by Lessor, in as good condition as when delivered to Lessee, reasonable wear and tear excepted, subject to the terms of the Lease. Prior to such return, all engineering changes previously prescribed by the manufacturer of the Equipment shall have been incorporated into the Equipment, and Lessee shall, at its own expense, effect such repairs as are necessary for the Equipment to remain qualified for the manufacturer’s contract maintenance at then standard rates.

7. MAINTENANCE AND REPAIRS

(a) Lessee shall, throughout the term of this Lease, at Lessee’s own expense, keep the Equipment in good working order and condition (ordinary wear and tear excepted) and make all necessary adjustments, repairs and replacements and shall not use or permit the Equipment to be used for any purpose for which, in the opinion of the manufacturer, the Equipment is not designed or reasonably suited.

(b) In addition to the foregoing and not in limitation thereof, Lessee shall enter into and maintain in force at Lessee’s own expense a manufacturer’s maintenance agreement covering maintenance of the Equipment, as applicable. Such maintenance agreement shall commence upon expiration of the manufacturer’s free maintenance period, if any. Lessee shall furnish Lessor with a copy of such maintenance agreement upon demand. Lessee shall cause the manufacturer to keep the Equipment in good working order in accordance with the terms of the maintenance agreement (ordinary wear and tear excepted) and to make all commercially reasonable adjustments and repairs to the Equipment, and the manufacturer is hereby authorized to accept the directions of Lessee with respect to the Equipment if not contrary to the terms of this Lease. Lessee agrees to allow the manufacturer full and free access to the Equipment during normal business hours. Lessee covenants that the Equipment will at all times be used and operated in accordance with manufacturer instructions and in compliance with any restriction contained in manufacturer warranties regarding the Equipment.

8. LOCATION AND USE OF EQUIPMENT

(a) During the term of this Lease, the Equipment shall be located at the address indicated in the Relevant Schedules other than temporary relocations for repair or maintenance. No Equipment shall be removed from the above address without the prior written consent of Lessor other than temporary relocations for repair or maintenance.

(b) Lessee covenants and warrants that during the period that any Equipment is leased to Lessee hereunder, such Equipment will at all times be used and operated in compliance with the applicable laws of the jurisdictions in which it is located, and in compliance with all applicable acts, rules, regulations, and orders of any commission, board or other legislative, administrative, or judicial body or officer having power to regulate or supervise the use or operation of the Equipment. Lessee shall not, in the absence of a landlord and/or mortgagee disclaimer, waiver, subordination or similar agreement acceptable to Lessee (the “Real Property Waiver”), install or use the Equipment in such manner or in such circumstances that any part of the Equipment is deemed to be an accession to other personal property or deemed to be real property or a fixture thereon.

9. INSURANCE

During the period that any Equipment is leased to Lessee hereunder and thereafter until such Equipment is actually returned to Lessor, Lessee shall, at its own expense, carry and maintain an all-risk insurance policy covering the Equipment for not less than the greater of (i) its actual replacement cost and (ii) its Casualty Value. The Casualty Value shall be an amount equal to 120% of the present value of the remaining monthly payments to be paid during the balance of the Initial Period of this Lease or any Successive Period (extended as provided in Section I hereof) then in effect, discounted however, to the present value thereof on the date of the Event of Loss (hereinafter defined), at the rate of 10% per annum, and shall not be less than 30% of Lessor’s cost of the Equipment at the end of such term. Lessee shall, at its own expense, also carry and maintain public liability insurance covering the Equipment, Lessee, Lessor and Lessor’s assigns with respect to any and all occurrences that may transpire during the Initial Period and any Successive Period thereafter while the Equipment is in Lessee’s possession, such insurance to be in such amounts and against such risks as are customary with like equipment. Lessor, its successors and assigns shall be named as additional insureds and/or loss payees on all such policies, which shall be written by an insurance company of recognized responsibility acceptable to Lessor. Evidence of such insurance coverage, unless otherwise waived by Lessor, shall be furnished to Lessor no later than fifteen (15) days from the the Commencement Date set forth in the Relevant Schedules and from time to time thereafter, as Lessor may demand. All such policies shall provide for no less than thirty (30) days written notice to Lessor and its assigns of any cancellation.

10. DAMAGE TO EQUIPMENT

(a) Lessee shall bear the risk of loss with respect to any damage, destruction or vandalism to, or loss, theft, or governmental taking of any item of Equipment, whether partial or complete, and whether or not through any fault or neglect of Lessee unless such loss is due to the Lessor’s willful misconduct or gross negligence. Except as otherwise specifically provided in Paragraph 10(c) below, no such event shall relieve Lessee of any of its obligations hereunder, in particular without limitation, its obligations to pay Rent hereunder.

(b) Except as otherwise specifically provided in Paragraph 10(c), below, if any item of Equipment is damaged, partially destroyed, vandalized or lost, Lessee shall promptly at its own expense cause to be made such repairs or replacements as are commercially reasonable to return such item to its previous condition. Lessee shall thereupon be entitled to receive from Lessor any insurance or other recovery received by Lessor in connection with such damage up to, but not in excess, of the expense to Lessee of such repairs and replacements. All replacements made pursuant to this subsection 10(b) shall become the property of Lessor, and Lessee shall convey to Lessor, or cause to be conveyed to Lessor, as the case may be, title thereto.

(c) In the event that any item of Equipment is worn out, destroyed, damaged beyond repair, lost, stolen, or taken by governmental action for a stated period extending beyond the term of this Lease (any such event herein referred to as an “Event of Loss”), Lessee shall promptly notify Lessor in writing via certified mail within five (5) business days of one of the above mentioned events; and Lessee shall either (i) promptly replace the Equipment and convey unencumbered title to the replacement to Lessor, all without reduction to Lessor or Lessor’s assigns of any amount payable hereunder, including without limitation amounts of Rent or (ii) pay to Lessor an amount equal to the present value of the remaining monthly payments to be paid during the balance of the Initial Period of this Lease or any Successive Period (extended as provided in Section I hereof) then in effect, discounted however, to the present value thereof on the date of such Event of Loss, at the rate of 10% per annum. Following such replacement or payment, as applicable, and upon satisfactory inspection by Lessor or Lessor’s assigns of the replacement equipment and provided there has been no reduction to Lessor or Lessor’s assigns of any amounts payable hereunder (except for amounts received by Lessor as stated herein), Lessee shall be entitled to receive and retain the insurance proceeds paid by reason of such casualty, up to the amount of the replacement cost actually incurred by Lessee; any excess insurance proceeds to be the insurance proceeds paid by reason of such casualty, up to the amount of the replacement cost actually incurred by Lessee; any excess insurance proceeds to be received and retained by Lessor, provided that in no event shall Lessor be entitled to recover or retain an amount greater than 120% of the present value of the remaining monthly payments to be paid during the balance of the Initial Period of this Lease or any Successive Period (extended as provided in Section I hereof) then in effect, discounted however, to the present value thereof on the date of such Event of Loss, at the rate of 10% per annum.

(d) In the event of a governmental taking of an item of Equipment for an indefinite period or for a stated period that does not extend beyond the term of this Lease, all obligations of the Lessee with respect to such item (including payment of Rent) shall continue. So long as Lessee is not in default hereunder, Lessor shall pay to Lessee all sums received by Lessor by reason of such governmental taking up to, but not in excess, of the amount of Rent paid by Lessee for such item of Equipment during the period of such governmental taking.

11. DISCLAIMER OF WARRANTIES

Lessee hereby acknowledges and agrees that: Lessor is not a seller (as such term is defined in the Uniform Commercial Code as enacted in the state of Arizona), nor a seller’s agent, and the Equipment and the rights and interests conveyed herein with respect thereto are being conveyed and delivered to Lessee “as is” and “where is” without any recourse to Lessor, and Lessor has not made, and hereby disclaims, liability for, and Lessee hereby waives all rights against Lessor relating to, any and all warranties, guaranties, representations or obligations of any kind with respect thereto, either expressed or implied, arising by applicable law (including any environmental law) or otherwise, including (a) any expressed or implied warranties, guaranties, representations or obligations of or arising from or in (i) merchantability or fitness for particular use or purpose, (ii) course of performance, course of dealing or usage of trade, or (iii) tort (whether or not arising from the actual, implied or imputed negligence of Lessor or strict liability) or under the Uniform Commercial Code or other applicable law with respect to the Equipment, including its title (including any warranty of good or marketable title or freedom from liens), freedom from trademark, patent or copyright infringement, latent defects (whether or not discoverable), condition, manufacture, design, servicing or compliance with applicable law (including all environmental laws) and (b) all obligations, liabilities, rights and remedies, howsoever arising under any applicable law (including any environmental law) with respect to the matters waived and disclaimed, including for loss of use, revenue or profit with respect to the Equipment, or any liability of Lessee or Lessor to any third party, or any other direct, incidental or consequential damages (as such terms are used in Section 2-719(3) of the Uniform Commercial Code, or other applicable law), all such risks, as between Lessor and Lessee, are to be borne by Lessee.

12. INDEMNIFICATION

Lessor shall not be liable to Lessee (and Lessee shall be entitled to no abatement of Rent or other amounts due under this Lease) for, and LESSEE SHALL INDEMNIFY AND HOLD LESSOR HARMLESS FROM any liability (including liability for negligence), claim, loss, damage or expense (including litigation expense and attorneys’ fees) of any kind of nature caused, directly or indirectly, by (i) the inadequacy of any Equipment for any purpose (ii) any deficiency or defect in any Equipment, or the manufacturing thereof, (iii) the use or performance of any Equipment, (iv) any interruption or loss of service, use or performance of any Equipment, (v) any patent, trademark, or copyright infringement relating to the Equipment, (vi) any loss of business or other consequential or incidental damages whether or not resulting from any of the foregoing, or (vii) INJURIES TO PERSONS OR DAMAGE TO THE EQUIPMENT OR OTHER REAL OR PERSONAL PROPERTY, CAUSED OR CONTRIBUTED TO BY THE EQUIPMENT OR RESULTING FROM LESSEE’S USE, POSSESSION OR OPERATION OF THE EQUIPMENT, UNDER ANY THEORY OF TORT OR STRICT LIABILITY, unless any of the foregoing is due to Lessor’s willful misconduct or gross negligence.

13. ALTERATIONS AND ATTACHMENTS

Lessee may, at its own expense, make or cause to be made alterations or attachments to the Equipment, so long as such alterations or attachments do not interfere with the normal operation of the Equipment, do not materially and adversely alter the value of the Equipment and are removable at any time without material damage to the Equipment. Lessee shall not make or cause to be made any other alterations or attachments to the Equipment. Any permissible alteration or attachment, if Lessor so directs in writing, shall be removed by Lessee and the Equipment shall be restored to its original condition, reasonable wear and tear and engineering changes excepted, upon termination of this Lease. If an alteration or attachment interferes with the normal and satisfactory operation or maintenance of any part of the Equipment or materially and adversely alters the value of the Equipment, Lessee shall, upon notice from Lessor to that effect, promptly remove the alteration or attachment and restore the Equipment to its normal condition. Any failure by Lessor to discover any improper alteration or attachment, or to require its removal, shall not operate to waive Lessor’s right in the future to require the removal of said alteration or attachment, or any subsequent alteration or attachments.

14. TRANSPORTATION EXPENSES

All transportation (including insurance) rigging and drayage costs, and installation expenses incurred in connection with the delivery (as applicable) of the Equipment to Lessee are to be paid by Lessee. Necessary packing cases for the return of the Equipment, and such labor as may be necessary for deinstalling, packing and unpacking the Equipment when in the possession of Lessee, shall be furnished by Lessee at its expense. Transportation will be arranged by the Lessor and all expenses incurred in connection with redelivery to Lessor or to any location designated by Lessor shall be paid by Lessee.

15. INSPECTION AND REPORTS

(a) Upon request, Lessee shall permit Lessor or one or more persons designated by Lessor to inspect the Equipment from time to time during normal business hours.

(b) Lessee shall immediately notify Lessor of any accident arising out of the alleged or apparent improper manufacture, functioning or operation of the Equipment including all relevant information as may be known, and shall promptly advise Lessor of all correspondence, papers, notices and documents received by Lessee in connection with any claim or demand related to improper manufacturing, operation or functioning of the Equipment or charging Lessor with liability, and shall aid in the recovery of damages from third persons.

16. FINANCIAL STATEMENTS AND INFORMATION

So long as there are amounts due under the Lease, the Lessee shall deliver to the Lessor (i) within one-hundred-eighty (180) days after the end of the fiscal year of the Lessee, a consolidated balance sheet of the Lessee as of the end of such year and a consolidated statement of income, cash flows and shareholders’ equity for such year, which year-end financial reports shall be in reasonable detail and certified by independent public accountants of nationally recognized standing selected by the Lessee, and (ii) within thirty (30) days after the end of each fiscal month (other than the last fiscal month), unaudited consolidated statements of income and cash flows for such month and a consolidated balance sheet as of the end of such month, certified by the Lessee’s chief financial officer. In addition, the Lessee shall provide the Lessor access to any other public information generally provided to the Lessee’s shareholders.

17. EVENT OF DEFAULT AND LESSOR’S REMEDIES

(a) Should (i) Lessee fail to pay any Rent or other amount due under this Lease within ten (10) days of the applicable due date, (ii) Lessee attempt to remove, sell, transfer, encumber, part with possession or assign or sublet (except as expressly permitted by the provisions hereof) the Equipment or any part thereof, except to wholly owned subsidiary of Lessee and upon prior written notice to Lessor; (iii) any representation or warranty made by Lessee in this Lease or in any document or certificate furnished to Lessor in connection herewith, in connection with any collateral assignment by Lessee or in connection with Lessee’s use of any item of Equipment prove to have been incorrect in any material respect when made; (iv) Lessee fail in the performance of any of its obligations under this Lease (other than the payment of Rent or other amounts due under this Lease) for a period of thirty (30) days after receipt by Lessee of written notice thereof from Lessor; (v) Lessee cease doing business as a going concern; (vi) a petition be filed by or against Lessee under the United States Bankruptcy Code of 1978, as amended (including a petition for reorganization or arrangement); (vii) a receiver be appointed for Lessee or any of its property; or (viii) Lessee commits an act of bankruptcy, become insolvent (defined as either Lessee’s inability to generally meet obligations as they become due, makes an assignment for the benefit of creditors, or offers a composition of any of its indebtedness; or (ix) the majority of the voting shares, membership interest or assets of Lessee be sold or transferred in any manner, or the right to vote such shares or membership interests be transferred or assigned, then upon the occurrence of any one of the preceding events (each of the foregoing events herein referred to as an “Event of Default”), Lessor may at its option exercise any one or more of the remedies set forth in subsection (b) of this Section 17, or any other remedy Lessor may have under applicable law or principles of equity.

(b) Upon the occurrence of a non-cured Event of Default, Lessor may at its option do none or all of the following: (i) by notice to Lessee, terminate this Agreement as to all or any Equipment; (ii) whether or not this Agreement is terminated as to all or any Equipment, take possession of any or all of the Equipment wherever situated, and for such purpose enter upon any premises without liability for so doing; (iii) sell, dispose of, hold, use or lease any or all Equipment as Lessor in its sole discretion may decide, without any duty to account to Lessee; (iv) by notice to Lessee, declare immediately due and payable all monies to be paid during the balance of the Initial Term of this Lease, as to all or any Equipment, or any successive term (extended as provided in Section 1 hereof) then in effect; (v) demand and recover of Lessee, as liquidated damages for loss of a bargain and not as a penalty, an amount equal to all monies to be paid, as to all or any Equipment, during the balance of the Initial Term of this Lease or any successive term (extended as provided in Section 1 hereof) then in effect, discounted however, to the present value thereof on the date as of which payment is demanded, at the rate of 10% per annum; or (vi) recover interest on all monies due hereunder at the rate specified in Section 22 of this Lease.

In the event Lessor sells or re-leases all or any of the Equipment, Lessee shall be credited as against Lessee’s obligations, as provided above, to the following extent: (a) the proceeds of any sale or re-lease shall be first applied to recovery of all costs and expenses incurred by Lessor in connection with or reasonably related to such sale or re-lease, including without limitation those in connection with deinstalling, installing, transporting, packing, unpacking, upgrading, maintaining, storing, repairing, advertising and selling or re-leasing the Equipment, and all commissions, travel expenses and reasonable attorney’s fees and other legal expenses connected therewith; (b) the balance of the proceeds of any sale shall be next applied to Lessor’s recovery of its residual interest in the Equipment, discounted at the rate of 10% per annum from the termination date of the Initial Term or any successive term then in effect to the date Lessor receives payment for such sale, and the balance shall be credited against Lessee’s said obligation; and (c) the balance of the rent payable pursuant to any re-lease shall be ratably allocated between that portion of the re-lease term which is co-extensive with the balance of the Initial Term or any successive term then in effect and that portion of the re-lease term which extends beyond such time period, and the rent so allocated to that portion of the re-lease term which is co-extensive with the balance of the Initial Term or any successive term then in effect (discounted, however, to its present value at 10% per annum) shall be credited to Lessee’s obligation. The foregoing notwithstanding, Lessee shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by Lessor on account of any default including all court costs and reasonable attorney’s fees. Lessee (and any person or entity guaranteeing Lessee’s obligations hereunder) agrees that if any action or proceeding shall be brought to enforce this Lease, such action or proceeding may be brought in any state or federal court sitting in the county of Maricopa of the seat of government of the State of Arizona, and expressly consents to the jurisdiction and venue of any such court.

The waiver by Lessor of any breach of any obligation of Lessee shall not be deemed a waiver of such obligation or of any subsequent breach of the same or any other obligation. The subsequent acceptance of Rent or other payment hereunder by Lessor shall not be deemed a waiver of any prior existing breach by Lessee regardless of Lessor’s knowledge of such prior existing breach at the time of acceptance of such payments(s). Unless otherwise stated herein, any taking, selling or re-leasing of the Equipment by Lessor shall not in itself cause a termination of this Agreement, and shall not in any event relieve Lessee of its obligations under this Lease. The rights afforded Lessor under this Section 17 shall not be deemed to be exhaustive, but shall be in addition to any rights or remedies provided by law or equity.

18. ADDITIONAL SPECIAL FEATURES AND MODEL CHANGES

If Lessee desires to add special features or changes (“Additional Special Features”) to the Equipment subsequent to the commencement of this Lease, Lessee shall either: (a) Give Lessor an opportunity to obtain such Additional Special Features at Lessor’s expense and lease such Additional Special Features to Lessee upon such terms and conditions as may be agreed upon by Lessor and Lessee (it being understood that the monthly rental for such Additional Special Features must be sufficient to cover Lessor’s related monthly debt payment, that any such Additional Special Features obtained by Lessor shall be deemed to be part of the Equipment, and that Lessee shall be responsible for all related transportation and installation charges, to the extent provided in Section 14); or (b) Upon Lessor’s prior written consent (which consent will not be unreasonably withheld), purchase and install such Additional Special Features at Lessee’s own expense with no rent due to Lessor for such Additional Special Features), provided, however, such Additional Special Features must comply with the provisions of Section 13 hereof, as if they were alterations or attachments.

19. SUBLEASES AND ASSIGNMENTS BY LESSEE

Except to a wholly-owned subsdiary of Lessee, Lessee may not sublet the Equipment or assign this Agreement without Lessor’s prior written consent, and without providing Lessor with not less than thirty (30) days prior written notice of any proposed sublease or assignment, which notice shall contain all of the information Lessor or any collateral assignee of Lessor deems necessary to obtain, maintain, continue, protect or perfect any interest in the Lease, any Relevant Schedule or the Equipment by the Lessor or such collateral assignee. No sublease or assignment or consent to either by Lessor shall in any way discharge or diminish any of Lessee’s obligations under this Lease. Except as otherwise stated herein, any purported assignment or sublease in violation of this Section shall be null, void and of no effect other than as provided in Section 17, above.

20. ASSIGNMENTS BY LESSOR

(a) Lessor may at any time and from time to time assign all or any part of its rights, title and interest under this Lease, including without limitation, the Rent and other sums at any time payable to Lessor under any of the provisions of this Lease.

(b) No such assignee shall be obligated to perform any duty, covenant or condition required to be performed by Lessor under any of the terms hereof, but on the contrary, Lessee by its execution hereto acknowledges and agrees that, notwithstanding any such assignment, each and all such covenants, agreements, representations and warranties of Lessor shall survive any such assignment and shall be and remain the sole liability of the Lessor. Without limiting the foregoing, Lessee further acknowledges and agrees that from and after the receipt by Lessee of written notice of any assignment from Lessor:

(i) If so directed, all Rent and other sums which are the subject matter of the assignment shall be paid to the assignee thereof at the place of payment designated in the notice.

(ii) The rights of any such assignee in and to the rents and other sums payable by Lessee under any provisions of this Lease shall be absolute and unconditional and, except as otherwise stated herein, shall not be subject to any abatement, reduction defense, setoff, counterclaim or recoupment available to Lessee against Lessor, any assignee of Lessor, or the manufacturer or seller of the Equipment or any other person or entity for any reason whatsoever.

(iii) The assignee shall have the sole right to exercise all rights, privileges, consents, and remedies (either in its own name or in the name of the Lessor for the use and benefit of the assignee) which by the terms of the Lease or by applicable law or principles of equity are permitted or provided to be exercised by Lessor. Lessee will confirm the above, and all other obligations of Lessee under this Lease, or such assignee in writing in such form as such assignee may require.

(c) Lessee agrees to promptly execute and cause to be executed all documents reasonably requested by any assignee of Lessor, including without limitation, corporate resolutions, incumbency certificates, opinions of counsel and acknowledgments of any assignment by Lessor of Lessor’s rights or any of them under this Lease.

21. LESSEE’S REPRESENTATIONS AND WARRANTIES; FURTHER PERFORMANCE

(a) Lessee hereby warrants and represents to Lessor, its successors and assigns:

(i) Lessee is a corporation validly existing and in good standing under the laws of the State of Delaware, with adequate power to enter into the Lease and is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located;

(ii) the Lease and the documents to be executed by Lessee have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms except as may be limited by applicable bankruptcy, insolvency, reorganization, or other similar laws generally affecting the enforcement of the rights of creditors and equitable principles;

(iii) no approval, consent or withholding of objection is required from any governmental authority with respect to the entering into or performance by Lessee of the Lease or any other documents executed in connection therewith except for those that have been made or obtained;

(iv) the entering into and performance by Lessee of the Lease will not violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee’s certificate of incorporation, bylaws or corporate resolutions or result in any breach of, or constitute a default under, or result in the creation of any lien, charge, security interest (except under the security agreement(s) releated hereto) or other encumbrance upon the Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument to which Lessee is a party;

(v) there are no suits or proceedings pending or threatened in any court or before any regulatory commission, board or other administrative governmental agency against or affecting Lessee that will have a material adverse effect on the ability of Lessee to fulfill its obligations under the Lease;

(vi) the Equipment constitutes personal property and when subject to use by the Lessee, unless a Real Property Waiver is provided, will not be or become fixtures under the law of the state in which the Equipment is located;

(vii) the Equipment will not be subject to and will remain free from any lien, encumbrance or ownership rights of any person except for Permitted Liens (as defined in the Security Agreement); and

(viii) neither Lessee nor any of its attorneys or agents has in its possession any originally signed counterparts of this Lease not marked “Duplicate,” Upon Lessor’s request, Lessee shall submit to Lessor, and to any assignee of Lessor requesting the same, an officer’s certificate certifying that the foregoing warranties and representations are true.

22. LATE PAYMENTS

Any amounts owing by Lessee pursuant to this Lease not paid when due shall bear interest at the rate of 20% per annum, or the highest rate allowed by law, whichever is lower, from the date due until paid. For purposes of this Section 22, all amounts due shall not be deemed paid until payment is received by Lessor.

23. COUNTERPARTS, PERFECTION OF SECURITY INTEREST

This Lease may be executed in any number of counterparts, each counterpart constituting an original but all together one and the same instrument and contract. One such counterpart, and only one, shall be marked “Original” and shall constitute chattel paper. All other such counterparts shall, prior to execution, be marked “Duplicate” and an assignee or pledge of this Lease shall not be deemed to have perfected his security interest in this Lease by possession of a counterpart marked “Duplicate.” The Lessor and the Lessee agree to execute, acknowledge and deliver such further counterparts hereof or financing statements which may be reasonably required at any time in order to comply with the provision of any applicable law at any time in force requiring the recording or filing of this instrument or a copy hereof or a financing statement in connection herewith in any public office of the United States or of any state or of any political or governmental subdivision. This is a contract of lease only and nothing herein shall be deemed to convey to the Lessee an equity or other property interest in the Equipment except as specifically provided herein. Uniform Commercial Code financing statements may be filed with respect to this transaction in order to give public notice of Lessor’s ownership of the Equipment, but such filing shall not be construed as evidence that any security interest was intended to be created hereby. In addition, any assignee of Lessor may require Lessee to execute and deliver for filing such Uniform Commercial Code financing and continuation statements as counsel for such assignee may deem appropriate for perfecting the security interest of such assignee in the Equipment, the Rent or any other amounts payable hereunder, or this Lease.

24. TAX BENEFITS

(a) As used herein:

(i) “IRC” shall mean the Internal Revenue Code of 1954, as amended, on the date hereof;

(ii) “ITC” shall mean the investment tax credit allowed for “new Section 38 property” by Sections 38 and 46 et seq. of the IRC at the rate computed in connection with this Lease;

(iii) “Depreciation” shall mean deductions for Federal income tax purposes on the cost of the Equipment (less the basis adjustment required by Section 48(q) of the IRC, if any) using applicable “Accelerated Cost Recovery System” or “Modified Accelerated Cost Recovery System” method of depreciation, as applicable, provided by IRC Section 168 (other than straight-line) with a recovery period as computed in connection with this Lease;

(iv) “Interest Deductions”: shall mean the interest deductions allowed with respect to funds borrowed specifically to finance the Equipment:

(v) “Tax Benefits” shall mean ITC, to the extent the Lessor is eligible for the ITC with respect to the Equipment, Depreciation and Interest Deductions; and

(b) The parties agree that only Lessor shall be entitled to claim the Tax Benefits available on the purchase and ownership of the Equipment and Lessee will not claim the same. If for any reason (including, without limitation, a Change in Tax Law, or by reason of Lessee’s claim to Tax Benefits (except for ITC), or any part thereof) in each case resulting in a change occurring after the date hereof, other than any act or omission solely of Lessor while Lessee is not in default under this Lease (the documentation and structure of this transaction shall not be considered an act or omission of Lessor), Lessor shall not be able to claim and/or retain the Tax Benefits (except for ITC) or any part thereof or Lessor should have its income tax liability increased with respect to this Lease, then Lessee agrees to restore Lessor promptly on demand to the same after-tax yield, aggregate after-tax cash flow and percentage of aggregate after-tax cash flow to equity investment, as calculated by Lessor, that it would otherwise have enjoyed had such Tax Benefits (except for ITC) not been lost, recaptured or disallowed in the first instance or had such income tax liability not been increased. In addition, but not by way of limitation, if any additional or alternative tax or taxes are imposed upon the Lessor solely by reason of the Lessor’s claiming the Tax Benefits (except for ITC) or its participation in this Agreement as Lessor, then Lessee agrees to restore Lessor promptly on demand to the same after-tax yield, aggregate after-tax cash flow and percentage of aggregate after-tax cash flow to equity investment, as calculated by Lessor, that it would otherwise have enjoyed had such additional or alternative tax or taxes not been imposed upon the Lessor in the first instance. All amounts payable to Lessor hereunder shall be paid within 30 days of written notice from Lessor to Lessee describing the loss of Tax Benefits (except for ITC) or additional taxes imposed and the computation of the amount payable.

(c) For purposes of this Section 24 “Lessor” shall be deemed to include Lessor and any consolidated group of which Lessor is a member for Federal income tax purposes.

25. ARTICLE II-A

(a) The parties agree that this Lease shall be governed by and is subject to the Uniform Commercial Code - Leases, as adopted in Arizona, A.R.S. Sections 47-2A101-47-2A532 (the “UCC”). The parties agree that this Lease is a “Finance Lease” as defined under the UCC.

(b) Except as otherwise stated herein, Lessee’s obligation to make payment of all rental and other sums when due and to otherwise perform as required under this Lease shall be absolute and unconditional and shall not be subject to any abatement, reduction, set-off, defense, counterclaim, interruption, deferment or recoupment, for any reason whatsoever, and shall not require prior notice or demand. This Lease is a net lease, and Lessee shall not be entitled to any abatement or reduction or rental or other payments due under any circumstances or for any reason whatsoever.

(c) Lessee acknowledges that any assignment or transfer by Lessor shall not materially change Lessee’s duties or obligations under this Lease nor materially increase the burdens or risks imposed on Lessee. Lessee agrees that Lessor may assign or transfer this Lease or Lessor’s interest in the Equipment if said assignment or transfer does not materially affect the interests of Lessee.

(d) Any transfer, sale, sublease, assignment, pledge or encumbrance of this Lease by Lessee without Lessor’s consent shall be void as against Lessor and shall confer no benefits or rights on such third party.

(e) The parties intend that this Lease be treated as a Finance Lease as such term is defined in the UCC. Should it be determined, notwithstanding the express intent of the parties, that this Lease is not a Finance Lease, but rather one intended as security, then solely in that event and for the expressly limited purposes thereof, Lessee hereby grants Lessor a security interest in the Equipment and all accessions and proceeds to secure the payment of Lessee’s obligations to Lessor under this Lease. Lessee hereby grants Lessor a limited power of attorney to take any and all actions and to execute and file all instruments necessary to establish, maintain, and continue the perfected security interest of Lessor in the Equipment, in the name of and on behalf of Lessee, at Lessee’s sole cost and expense. Lessee hereby ratifies and approves as the acts of Lessee, all actions taken by Lessor in connection with this appointment prior to the date of this Lease.

(f) This Lease may be terminated prior to the expiration of the Term hereof only with respect to such items of Equipment as Lessor may consent in writing, such consent to be given or withheld in Lessor’s sole and absolute discretion.

26. PUBLICATION

During the term of any Relevant Schedule under the Lease, Lessor may publish, via print or electronic media, the name and the logo of Lessee, together with the total amount funded under the Lease, for the purpose of promotion of the Lessor’s business, subject to the prior written approval of the Lessee as to the content of such publication.

27. MISCELLANEOUS

This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permissible assigns. Time is of the essence. This Lease shall be governed by and construed in accordance with the laws of the State of Arizona, whereat this Lease is deemed to have been executed. The invalidity of any portion of this Lease shall not offset nor invalidate the force and effect of any other portions hereof. Interest computation shall be made on the basis of a 360-day year of twelve 30-day months. This Lease and the Transaction Documents executed herewith contain the entire agreement between the parties and may not be modified, terminated or discharged except in writing and this Lease supersedes any and all prior proposals or agreements, oral or written, and all other communications between the parties relating to the subject matter hereof. Any communication in connection with this Lease shall be made in writing to the address shown in the first paragraph of this Lease, or to such other address as has been most recently designated in writing by one party to the other. Unless otherwise specified herein, any notice or communication shall become effective when deposited in the United States mail properly addressed with proper postage for first-class mail prepaid. The headings set forth in this Lease are inserted only for convenience and are not in any way to be construed as part of this Lease or a limitation on the scope of the particular section to which they refer. In the event of a breach of the Lease by either party, the prevailing party shall be entitled to its reasonable costs and attorney’s fees incurred as a result thereof, whether or not litigation is resorted to. This Lease shall become effective only upon the signature below by an officer of Lessor in Arizona. The provisions of Sections 3, 6, 9, 10, 11, and 12 shall survive the expiration or termination hereof to the extent required thereby for their full observation and performance.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have entered into this Lease as of the Effective Date.

MagneGas Corporation		Point Financial, Inc.
“Lessee”		“Lessor”

By		By
Name:	Ermanno Santilli	Name:	Michael J. O’Malley
Title:	Chief Executive Officer	Title:	President

***Signature page to Master Lease***

STIPULATED VALUE SCHEDULE

Lease Payment	Date	Payment	Stipulated Value Balance following Payment

EXHIBIT “A”

EQUIPMENT SCHEDULE NO. 1

LEASE AGREEMENT DATED NOVEMBER 15, 2017 (“LEASE”) BETWEEN POINT FINANCIAL, INC. (“LESSOR”) AND MAGNEGAS CORPORATION (“LESSEE”)

1. Equipment:        See Attached

2. Equipment Location:        See Attached

3. Installation Date:                      If this space is not completed, the Installation Date of each item of Equipment shall be:

(a) In the case of an Item of Equipment which is the subject of a sale and leaseback between Lessor and Lessee, the date upon which Lessor purchases such Item of Equipment from Lessee; or

(b) In the case of an Item of Equipment requiring installation, the earlier to occur of the following: (i) the date determined by the manufacturer to be the date of installation; or (ii) the first day of delivery of such item of Equipment to the Equipment Location; or (iii) the date Lessor pays for the Equipment.

4. Term of the Lease:         12 months

5. Monthly Rental:	10,416.67 (interest only, beginning the first day of the following month)
500,000.00 Balloon Payment at end of term

Unless otherwise designated above, the Equipment constitutes “Section 38 Property” as defined in Section 48 (a)(1) of the Internal Revenue Code of 1954, as in effect on the date hereof.

Accepted by:

MagneGas Corporation		Point Financial, Inc.
Lessee		Lessor

By		By
	Authorized Signature		Authorized Signature

	Ermanno Santilli		Michael J. O’Malley
Name	(Type or Print)	Name	(Type or Print)
Date		Date
Title	Chief Executive Officer	Title	President

**Signature Page to Exhibit A**

EXHIBIT “B”

CERTIFICATE OF ACCEPTANCE

Lessor:	Point Financial, Inc.

Lessee:	MagneGas Corporation

Lease Agreement dated November 15, 2017, and Schedule No. 1 thereto.

Equipment Location:	See Attached

Description of Equipment:	See Attached

Lessee certifies that as of the date hereof: 1. All the Equipment described above, being leased to the Lessee in accordance with the above described Lease, has been delivered to the location specified above, tested and inspected by the Lessee, found to be in good order, and accepted as items of Equipment under the Lease and the above referenced Schedule; 2. The Equipment constitutes “Section 38 Property” as defined in Section 48(a)(1) of the Internal Revenue Code of 1954, as in effect on the date hereof; unless otherwise designated in the above referenced Schedule, has not previously been placed into use or service; 3. No Event of Default or event which, with the giving of notice or the lapse of time, or both, would become such an Event or Default under the lease has occurred and is continuing; 4. The Lessee has obtained and there are in full force and effect any insurance policies with respect to the Equipment required to be obtained under the terms of the Lease; and 5. Neither Lessee nor any member of any consolidated group with which Lessee files its consolidated federal income tax return has claimed any Tax Benefits (as defined in Section 23 of the Lease) with respect to the Equipment.

ACCEPTED AND IN USE ON THIS 15th DAY OF NOVEMBER, 2017.

MagneGas Corporation
Lessee

By
Authorized Signature

Ermanno Santilli
Name	(Type or Print)
Date
Title	Chief Executive Officer